Exhibit 10.7

LOCK-UP AGREEMENT

This Lock-Up Agreement (“Agreement”) is made on [*]

BETWEEN

Gigabit Inc. (Company No. 416755), a company incorporated under the laws of Cayman Islands with its registered office at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands and its principal business address at Suite 13-01, 13-02 & 13-04, Level 13 Menara Sunway Visio, Lingkaran SV, Sunway Velocity, 55100 Kuala Lumpur (“Company”).

AND

[*] (“Shareholder”).

(collectively, the “Parties”).

WHEREAS

Recitals:

A.	As at the date of this Agreement, the Shareholder holds the number of Shares of the Company’s ordinary shares (“Shares”) as set out in Section 1, Schedule 1.

B.	The parties hereto desire to enter into this Agreement upon the terms and conditions contained hereinafter to set forth conditions pursuant to which the Shareholder may transfer and sell the Shares.

C.	In consideration of the mutual premises set forth herein, [*] and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Shareholder, the parties hereto hereby agree as follows.

1.	Non-Completion of Initial Public Offering. In the event that the Company does not successfully complete an initial public offering on the NASDAQ within 18 months from the date of this Agreement, the Company shall have the right, but not the obligation, to repurchase all the Shares allotted to the Shareholder at the purchase price of US$0.0001 per Share. The Shareholder shall be obligated to sell and transfer such Shares to the Company upon written notice of exercise by the Company.

2.	Lock-Up. The Shareholder hereby agrees that:

2.1	Effective Date. This Agreement shall become effective upon the admission of the Shares to trading on the NASDAQ, and the Lock-Up (as defined below) shall commence on the date of such admission.

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2.2	For the period of one (1) year commencing from the Effective Date (“Initial Lock-Up Period”), the Shareholder will not, directly or indirectly:

	(a)	offer for sale, sell, pledge, hypothecate, transfer, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law) (“Proposed Shareholder Transfer”) of any or all of the Shares or any other securities of the Company obtained by Shareholder hereafter (which securities shall be included in the definition of “Shares” used throughout this Agreement); or

	(b)	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

(collectively (a) and (b), a “Disposition”).

2.3	For the period commencing on the day immediately following the expiry of the Initial Lock-Up Period and ending two and a half (2.5) years from the Effective Date (“Second Lock-Up Period”), the Shareholder may, directly or indirectly, make any Disposition of Shares up to 10% of their original total shareholding in the Company during each 3-month period. For avoidance of doubt, the Shareholder shall deliver a written notice to the Company at least three (3) months prior to any intended Disposition during the Second Lock-Up Period.

(collectively Clauses 1.1 and 1.2, the “Lock-Up”).

2.4	Permitted Transfer. Notwithstanding any of the foregoing, and subject to the conditions below, the Shareholder may transfer the Shares in the transactions described in clauses (a) through (e) below without the prior written consent of the Company, provided that (i) the Company receives a signed Lock-Up Agreement for the balance of the Lock-Up from each donee, trustee, distributee, or transferee, as the case may be, (ii) any such transfer shall not involve a disposition for value, (iii) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise during the Lock-Up and (iv) the Shareholder does not otherwise voluntarily effect any public filing or report regarding such transfers during the lock-up period:

(a)	as a bona fide gift or gifts;
(b)	to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder;
(c)	as a distribution to members, partners or stockholders of the Shareholder;
(d)	to the Shareholder’s affiliates or to any investment fund or other entity controlled or managed by the Shareholder, provided that such affiliate, investment fund or other entity controlled or managed by the Shareholder shall not be formed for the sole purpose of transferring, for value or otherwise, the Shares;
(e)	to any beneficiary of the Shareholder pursuant to a will or other testamentary document or applicable laws of descent; or
(f)	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the Shareholder or immediate family of the Shareholder.

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For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

For avoidance of doubt, any transfer pursuant to this Clause 2.4 shall not be deemed a waiver of the Company’s rights under Clause 2 and such transferee shall agree in writing to be bound by the terms of this Agreement.

2.5	Effect of Failure to Comply. Any Proposed Shareholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, and shall not be:

	(a)	registered in the register of members or any other records of the Company;
	(b)	recognized by the Company or its directors as conferring any rights upon the Proposed Transferee; and
	(c)	acted upon by the Company’s secretary or share registrar.

3.	Representations and Warranties of Shareholder. The Shareholder represents, warrants and agrees to the following representations, acknowledgements and agrees that the Company and its assigns shall be able to rely on such representations for all purposes:

	3.1	The Shareholder agrees that the Shares and any certificate evidencing such Shares shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, DATED AS OF [●].”

4.	Right to Reject Dispositions. In furtherance of the foregoing, the Company and its transfer agent are hereby authorized (i) to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (ii) to imprint on any certificate representing Shares beneficially owned by Shareholder a legend describing the restrictions contained herein.

5.	Power and Authority. Each party hereto respectively represents and warrants that such party has full power and authority to enter into this Agreement and that, upon request of the Company, the Shareholder will execute any additional documents necessary in connection with the enforcement hereof.

6.	No Assignment; Binding Nature. Subject to Clause 2.4 above, no party may assign this Agreement in whole or in part, without the written consent of the other parties. This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

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7.	Miscellaneous.

7.1	Severability of Invalid Provision. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.2	Entire Agreement of the Parties. The Agreement constitutes the entire agreement of the parties regarding the matters contemplated herein, or related thereto, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith. No covenant, representations, or conditions, which are not expressed in the Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement.

7.3	Further Assurances. All parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement.

7.4	Specific Performance. The parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled. The Shareholder therefore agrees that, in the event of any such breach or threatened breach of this Agreement or the terms and conditions hereof by the Shareholder, the Company shall be entitled, in addition to all other available remedies, to an injunction restraining any breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

7.5	Jurisdiction. This Agreement shall be governed by, and construed, interpreted and enforced according to, the laws of Malaysia, without regard to principles of conflict of laws provisions thereof and shall be binding upon the parties hereto and their respective Successors and assigns. Any judicial proceeding brought by or any party regarding any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the Malaysia, and by execution and delivery of this Agreement, each party hereby submits to the jurisdiction of such courts. Each party hereby waives any right it may have to a trial by jury in connection with any matter contested under, or arising out of, this Agreement.

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7.6	Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

7.7	Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (email) or downloaded from a website or data room (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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Schedule 1 Particulars of the Shareholder

Section 1	Shareholder	1. Name: [*]
2. Particulars of Shares Held as at the date of this Agreement:

No. of Shares	% of Shares
[*]	[*]

Executed:

Signed for and on behalf of	)
GIGABIT INC.	)
(Company No. 416755))

Name: [*]
NRIC No.: [*]
Designation: [*]

Witness:

Name: [*]
NRIC No.: [*]

Signed by	)
[*]	)
(NRIC No. [*]	)
in the presence of:	)

Witness:

Name:
NRIC No.: